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                                                                    EXHIBIT 23.3


                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors Fina Raffinaderij Antwerpen NV

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form F-3 to the Registration Statement on Form F-4 (File No. 333-49315) of PetroFina SA of our report dated March 22, 1999, appearing in the Annual Report on Form 20-F of Petrofina SA for the year ended December 31, 1998, relating to the balance sheets of Fina Raffinaderij Antwerpen NV as of December 31, 1998, 1997 and 1996 and the related statements of income for each of the years in the three year period ended December 31, 1998, and to the reference to our firm under the heading "Experts" in the registration statement.

March 22, 1999
Antwerp, Belguim

Klynveld Peat Marwick Goerdeler
Reviseurs d'Entnerprises


/s/L. RUYSEN

L. Ruysen